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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                  SIMS, LUKE E.
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   (Last)                           (First)             (Middle)

                      777 EAST WISCONSIN AVENUE, SUITE 3700
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                                    (Street)

         MILWAUKEE                     WI                       53202
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          (City)                     (State)                    (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                          NAIC GROWTH FUND, INC. (GRF)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

                                   04/17/2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)


________________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                             5.             6.
                                    2A.                        4.                            Amount of      Owner-
                                    Deemed                     Securities Acquired (A) or    Securities     ship
                      2.            Execution   3.             Disposed of (D)               Beneficially   Form:        7.
                      Transaction   Date, if    Transaction    (Instr. 3, 4 and 5)           Owned Follow-  Direct       Nature of
                      Date          any         Code           ---------------------------   ing Reported   (D) or       Indirect
1.                    (Month/       (Month/     (Instr. 8)                     (A)           Transaction(s) Indirect     Beneficial
Title of Security     Day/          Day/        ------------       Amount      or    Price   (Instr. 3      (I)          Ownership
(Instr. 3)            Year)         Year)        Code     V                    (D)           and 4)         (Instr.4  )  (Instr. 4)
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Common Stock          4/17/03                   A                  1,400       A     8.57      30,844          D
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                                                                                               17,415          I        By children
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                                                                                               51,830          I        By Triad
                                                                                                                        Investment
                                                                                                                        Company, LLC
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).


Persons who respond to the collection of information
contained in this form are not required to respond                        (Over)
unless the form displays a currently valid OMB                   SEC 1474 (9-02)
control number.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

====================================================================================================================================
                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of Deriv- Form
             2.                                                                                            ative     of
             Conver-                           5.                               7.                         Secur-    Deriv-  11.
             sion                              Number of                        Title and Amount           ities     ative   Nature
             or              3A.               Derivative    6.                 of Underlying     8.       Benefi-   Secur-  of
             Exer-           Deemed   4.       Securities    Date               Securities        Price    cially    ity:    In-
             cise    3.      Execu-   Trans-   Acquired (A)  Exercisable and    (Instr. 3 and 4)  of       Owned     Direct  direct
             Price   Trans-  tion     action   or Disposed   Expiration Date    ----------------  Deriv-   Following (D) or  Bene-
1.           of      action  Date,    Code     of(D)         (Month/Day/Year)            Amount   ative    Reported  In-     ficial
Title of     Deriv-  Date    if any   (Instr.  (Instr. 3,    -----------------           or       Secur-   Trans-    direct  Owner-
Derivative   ative   (Month/ (Month/  8)       4 and 5)      Date      Expira-           Number   ity      action(s) (I)     ship
Security     Secur-  Day/    Day/     ------   ------------  Exer-     tion              of       (Instr   (Instr    (Instr  (Instr
(Instr. 3)   ity     Year)   Year)    Code V    (A)   (D)    cisable   Date      Title   Shares   5)       4)        4)      4)
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====================================================================================================================================
Explanation of Responses:




                                                    /s/ Luke E. Sims                                                 04/21/2003
                                                    ---------------------------------------------            -----------------------
                                                    Luke E. Sims                                                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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